UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  April 16, 2014

Altair Nanotechnologies Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12497	33-1084375
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

204 Edison Way
Reno, NV	89502
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:
(801) 858-3750

N/A
(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4( c)

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On April 16, 2014, Altair Nanotechnologies Inc. (the “Company”) received a letter from The Nasdaq Stock Market (“Nasdaq”) indicating that the Company was not in compliance with the audit committee requirements in Nasdaq Marketplace Rule 5605. Among other things, Rule 5605 requires that the Company have an audit committee composed of at least three independent directors. Eqbal Al Yousuf, a member of the Company's audit committee, was appointed to the Board of Directors and the Audit Committee on August 26, 2013 and resigned on March 20, 2014. According to the letter, pursuant to Rule 5605(c)(4), the Company has been provided a cure period in order to regain compliance, which cure period shall survive until the earlier of the Company's next annual shareholders meeting or March 20, 2015.

Other than directors who are already serving on the audit committee, none of the Company’s existing directors satisfy the independence requirements associated with the audit committee. The Company is reviewing potential director candidates that it believes would be qualified to serve on the audit committee and expects to regain compliance as soon as practical, but in no event later than the deadline.

On April 16, 2014, the Company received a second letter from Nasdaq indicating that the Company was not in compliance with the continuous listing rules due to its failure to file its Annual Report on Form 10-K for the year ended December 31, 2013 (the “Annual Report”) on a timely basis. Under the rules, the Company has 60 days to submit a plan to regain compliance and if the plan is accepted, the Company could be granted up to 180 calendar days from the Annual Report’s due date, or until October 13, 2014, to regain compliance. The Company will also be added to Nasdaq’s list of non-compliant companies.

The Company expects to file its Annual Report as soon as practical and expects to submit a plan to regain compliance within the timelines prescribed by the letter and Nasdaq rules.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altair Nanotechnologies Inc.

Dated: April 23, 2014	By:	/s/ Karen Werner
Karen Werner, Interim Chief Financial Officer